Private and Confidential

EXHIBIT 10.37

December 23, 2015

Pierre Perez y Landazuri

Singapore

Re: Offer of Employment  (2nd revision)

Dear Pierre:

I am pleased to confirm the details of your offer for the position of Vice President and General Manager, EMEA located in Hamburg, Germany with an anticipated start date no later than April 15, 2016. You will report directly to me, and your employment contract will be maintained with Ingredion Germany GmbH.  Details of our offer include:

Base Salary

Your annual base salary will be 275,000€ per year and the conditions of your employment will follow German employment standards.

Annual Incentives

You will participate in the Company‘s Short-Term Incentive Plan (STIP) at a  target level of 50% of your annual base salary.  Actual awards may range from 0 to 200% of target depending on business performance (weighted at 75%), as well as your personal performance (weighted at 25%).

Long-Term Incentives

You will participate in the Company’s Long Term Incentive Plan ("LTIP“).  LTIP awards are based on recommendations from senior management and are granted annually in February, upon Board approval. Your annual target LTI award value will be $162,000 USD.

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Equity Award Mix:  Awards will be delivered in a mix of Performance Shares ("PSUs“), Restricted Stock Units (RSUs),  and Stock Options.  Last year, PSUs were weighted at 35%,  RSUs were weighted at 25% and Stock Options were weighted at 40%.

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Equity Vesting: Currently, the RSU component will vest after three years’ time,  while one-third of Stock Options will vest each anniversary of the grant and will be fully vested after three years.  PSUs will be earned over a three-year period based on Ingredion‘s cumulative total shareholder return (“TSR”) performance, relative to a peer group for the performance cycle.  Upon vesting, PSUs are delivered in the form of shares of Ingredion stock, and funding will be based on our relative TSR performance which can range from 0 to 200% of the “target” number of shares.

•	Grant provisions are subject to change. Further details of the plan will be outlined in the plan prospectus and grant agreement which you will receive at the time the award is delivered.

Pierre Perez y Landazuri

December  18, 2015

Relocation

The Company will provide support for your relocation to Hamburg including:

•	Reasonable expenses for transport of personal belongings and household effects from Singapore to Germany for you and your family;
•	A limited shipment of furniture and personal goods is permitted; maximum volume is one 40ft container sea shipment and 500lbs (226.8 kg) air shipment;
•	Temporary housing in Hamburg for and goods storage for a period of 3 months;
•	A transition payment of 3,000€ per month for the first 36 months of your employment to assist with your transition to a local employment contract in Hamburg.
•	Note: A recoupment provision will apply to the monthly transition payments if you resign your employment within 3 years of payment.

In addition, the Company will provide reimbursement of costs and fees associated with your departure from Singapore including:

•	Continuation of rent payments for your family through July 2016;
•	Payment of up to 3 months of school tuition fees for your daughter in Singapore;
•	A rental car for your wife, if required, for up to 3 months in Singapore;
•	Any rent penalty payments you incur due to resigning your employment with CP Kelco prior to July 15, 2016.

Signing Bonus and Special Equity Award

In addition to the total direct compensation offered to you in connection with this role, and to off-set the value of your potential lost short term bonus and long term incentive awards, we are also offering the following cash signing and retention bonsues in addition to a one-time RSU award (delivered at hire). Details and associated provisions of our offering are as follows:

Signing and Retention Bonuses

•	240,000€ signing bonus – Delivered in cash 30 days after hire

Note: The value of the signing bonus will be offset by 75% of the value of any short term bonus or long term incentive payments you receive from CP Kelco in 2016.

•	120,000€ retention bonus – Delivered in cash 1 year after hire
•	120,000€ retention bonus – Delivered in cash 2 years after hire

Special Equity Award

•	A one-time equity award in RSUs valued at $150,000 USD will be issued to you upon hire. Vesting of this award will occur three years from the date of grant.

Our offer of employment, signing bonus,  retention bonuses and special equity award are contingent on your signed consent and execution of a Non-Competition and Confidentiality Agreement.

Pierre Perez y Landazuri

December 18, 2015

Other Benefits

In addition to your direct compensation,  you will be provided with a Company car, retirement plan, health care and other benefits in accordance with German policies.  Details will be provided with your formal employment contract.

I look forward to discussing this opportunity further at your earliest convenience and am confident in the contribution you will bring to the EMEA Region and Ingredion.

Sincerely,

Jorgen Kokke

Senior Vice President & President, Asia Pacific & EMEA

cc:  Diane Frisch, Senior Vice President, Human Resources, Ingredion